Exhibit 99.1


                    HALIFAX ANNOUNCES THIRD QUARTER
                           FINANCIAL RESULTS
   Company Reports Revenue Increase of 6% and Positive Gross Margin


ALEXANDRIA, VA - February 14, 2006 - Halifax Corporation (AMEX:HX) today announced its financial results for the quarter ended December 31, 2005.

Revenues for the third quarter of fiscal 2006 were $13.4 million versus $12.6 million for the same period in fiscal 2005, an increase of 6%, primarily as a result of new enterprise maintenance contract business and growth within its existing contract base. The Company reported a gross margin of $314,000 in the 2006 third quarter versus a loss of $372,000 in the same quarter a year ago. Included in the cost of services for the 2006 third quarter was a significant charge related to the potential cessation of one of the Company's large nationwide enterprise maintenance contracts.

The operating loss for the third quarter of 2006 was $4.3 million versus an operating loss of $1.8 million for the comparable quarter of last year. The operating loss for this year's third quarter included non-recurring charges of $3.2 million for goodwill impairment and $144,000 for severance costs. The writedown of goodwill had no impact on cash flow or tangible net worth. Halifax also recognized a gain on the sale of discontinued operations for $5.4 million due to the sale of the Company's Secure Network Services business on June 30, 2005.

The net income for the third quarter of 2006 was $1.4 million, or $0.44 per share, compared to a net loss of $1.0 million, or $0.33 per share, for the comparable period in fiscal 2005.

According to Charles McNew, president and chief executive officer, "We are encouraged by our continued top line growth in a difficult marketplace, and the outlook for new enterprise maintenance business is very promising. We have a strong balance sheet and an excellent working capital position. We're continuing to evaluate various strategic alternatives to further position our Company for near- and longer-term growth opportunities."

For the nine months ended December 31, 2005, revenues were $42.0 million, up 22% compared to $34.5 million for the same period last year. The operating loss for the nine months ended December 31, 2005, was $4.6 million versus an operating loss of $2.7 million for the same period last year. The net income for the nine months ended December 31, 2005, was $1.3 million, or $0.41 per share, versus a net loss of $900,000, or $0.30 per share, for the nine months ended December 31, 2004.

McNew noted, "We are working diligently to resolve the issues associated with the losses on one large nationwide enterprise maintenance account, and we will not allow the ongoing losses related
to this contract to continue.   We expect to have final resolution this
quarter, and we believe we can return our Company to sustained profitability."

The Company will host a conference call for investors at 9 a.m. EST on Wednesday, February 15, 2006, to review the financial and operational results for the quarter. The conference call phone number is 866-503-1968 for U.S. callers and 212-341-7080 for international callers. The conference call replay will be available from 11 a.m. EST on Wednesday, February 15, 2006, to 11 a.m. EST on Thursday, February 16, 2006. The replay number is 800-633-8284 for U.S. callers and 402-977-9140 for international callers. The reservation number is 21283722.

Founded in 1967, Halifax Corporation is an enterprise maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company's principal products are high availability hardware maintenance services, technology deployment and integration services. More information on Halifax can be found at www.hxcorp.com.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors described in the Risk Factors Section in the Company's Annual Report on Form 10-K that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.
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                          Halifax Corporation
                        Summary Financial Data

  (in 000's except per share       Three Months Ended         Nine Months Ended
           amounts)                   December 31,              December 31,


 Statements of Operations          2005         2004         2005          2004
 Revenues                         $  13,390      $ 12,645   $  42,027      $ 34,511

 Cost of services                    13,076        13,017      39,437        32,956

 Gross Margin                           314         (372)       2,590         1,555

 Selling, Marketing, General          1,259         1,384       3,848         4,041
 & Administrative
 Abandonment of facility                  -             -           -           179
 Severance costs                        144             -         144             -
 Goodwill impairment                  3,211             -       3,211             -

 Operating (loss) income            (4,300)       (1,756)     (4,613)       (2,665)

 Other income                             -             -           5             3
 Interest expense                     (135)         (163)       (458)         (462)

 (loss) before income taxes         (4,435)       (1,919)     (5,066)       (3,124)

 Income tax (benefit)                 (441)         (668)       (665)       (1,107)

 Loss from continuing               (3,994)       (1,251)     (4,401)       (2,017)
 operations

 Income from continuing                   -           216         310         1,117
 operations
 Gain on sale of discontinued         5,393             -       5,393             -
 operations

 Net income (loss)                  $ 1,399     $ (1,035)     $ 1,302       $ (900)

 Income (loss) earnings per
 common share - basic:
    Continuing operations         $  (1.26)       $ (.40)    $ (1.39)      $  (.67)
    Discontinued operations               -           .07         .10           .37
    Gain on sale of                    1.70             -        1.70             -
 discontinued operations
                                   $    .44       $ (.33)     $   .41       $ (.30)

 Income (loss) earnings per
 common share - diluted:
    Continuing operations          $ (1.26)       $ (.40)   $  (1.39)       $ (.67)
    Discontinued operations               -           .07         .10           .37
    Gain on sale of                    1.70             -        1.70             -
 discontinued operations
                                    $   .44       $ (.33)    $    .41       $ (.30)

 Weighted average number of
 common shares outstanding:
   Basic                              3,172         3,166       3,172         3,002
   Diluted                            3,183         3,238       3,188         3,052

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 Balance Sheets                     December 31,     March 31, 2005
                                        2005
 Current assets
 Cash                              $          555       $       1,264
 Restricted cash                            2,024                   -
 Trade accounts receivable, net            11,147              12,468
 Inventory, net                             6,323               5,600
 Prepaid expense and other                    500                 487
 current assets
 Deferred tax asset                         1,083               3,814

 Total current assets                      21,632              23,633

 Property and equipment, net                1,220               1,608
 Goodwill and intangibles, net              4,306               7,438
 Other assets                                 133                 141
 Deferred tax asset                           750                 930

 Total assets                          $   28,041           $  33,750

 Liabilities and Stockholders'
 Equity

 Current liabilities
 Accounts payable and accrued           $   7,742          $   10,731
 expenses
 Deferred maintenance revenue               3,529               3,776
 Notes payable                                168                 662
 Income tax payable                           609                   -
 Current portion of long-term                   4                  17
 debt

 Total current liabilities                 12,052              15,186

 Long-Term bank debt                        7,028               9,463
 Other long-term debt                           -                   3
 Subordinated debt-affiliate                1,000               2,400
 Deferred income                              233                 278

 Total liabilities                         20,313              27,330

 Stockholders' equity                       7,728               6,420

 Total liabilities and                 $   28,041          $   33,750
 stockholders' equity

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